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                           SECTION VII: CODE OF ETHICS


A.    OBJECTIVE

It is the policy of WSP to have a written Code of Ethics ("Code"), for its personnel and procedures for monitoring their compliance with it. WSP considers the Code to be an integral part of its policies and procedures. All Directors and employees should abide by this Code when transacting client or personal securities business.


B.    USE OF MATERIAL NONPUBLIC INFORMATION

POLICY:

It is against the law for an individual to purchase or to sell securities while in possession of material, nonpublic information concerning those securities which that person knows (or is reckless in not knowing) was obtained by or transmitted to him in breach of a confidential duty.

WSP forbids any officer, director or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in breach of laws. INSIDER DEALING IS A CRIMINAL OFFENCE under the Company Securities (Insider Dealing) Act 1985.

PROCEDURES:

If any WSP employee believes that they have information that was obtained or transmitted in breach of the law, especially where at any meeting with a company they have been expressly told that they are insiders ,they should take the following steps:

-     Report the matter immediately to the Compliance Officer;

-     Do not purchase or sell the securities on behalf of themselves or others;

- Do not communicate the information inside or outside WSP, other than to the Compliance Officer. In addition, care should be taken so that such information is secure.

After the Compliance Officer has reviewed the situation, informed the Dealing desk, who will write up the Insider Log Book, and the Compliance Committee, the Dealers will be instructed that there is a prohibition against trading and communication, or the Dealers will be allowed to trade and communicate the information.
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C.    FRONT-RUNNING

POLICY:

It is the policy of WSP to prohibit any employee from entering an order for any account over which they have beneficial interest prior to executing a similar order for a client.

PROCEDURES:

The Compliance Officer will review trading records periodically to detect whether any potential breaches have occurred.



D.    EMPLOYEE TRADING

POLICY:

Compliance with the firms Personal Account Dealing Rules is a condition of employment and employees must, therefore, be familiar with these rules. The procedure (appendix I G) is onerous but it is in place to protect your and WSP's business reputation.

It is the policy of WSP that all securities transactions by WSP employees or by their spouse or minor children or by individuals who have a domestic relationship with a WSP employee (called a bidee-in in Scotland) shall be governed by the following:

- Employees are required to seek pre-clearance of all personal securities transactions, except those involving government securities, general PEPs and ISAs or unaffiliated mutual funds.

- The employee will arrange with the brokers where he maintains accounts or through which he executes a particular trade to send a record of each such trade and duplicates of the employee's account statement to WSP, care of WSP's Compliance Officer.

- In no case will a WSP employee be permitted to buy or sell from his/her account from/to a customer.

- WSP employees must notify the Compliance Officer in writing of all personal securities accounts for the Employee, and for the Employee's spouse or minor children.

- No employee may participate in IPOs in which the company is participating or considering participating in for clients. Trading for short-term periods of less than 60 days is prohibited.
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-     Investment in private placements is prohibited if the opportunity to invest in that private placement could be considered a gift or favour designed to influence an Employees judgement in the performance of his or her duties or as compensation for services rendered to the issuer. In addition, investment in private placements of securities is prohibited which, if they later become public, could be suitable for fund investment. Employees are permitted to participate in private placements of a family business or other closely held corporation, which are not likely to become eligible for inclusion in a client portfolio.

- Employees may not undertake transaction on any day during which an advisory or discretionary client has a pending buy or sell order in that security (or an equivalent security) until that order is executed or withdrawn.

- Employees may not undertake transactions within four calendar days before or after a purchase or sale of the same or equivalent securities on behalf of an advisory client, if the personal securities transaction is in the opposite direction of the client's transaction.

- Employees may not undertake transactions at a time when the employee knows or has reason to know of a client's intention to purchase or sell that security or an equivalent security.

- Employees may not undertake transactions to sell or buy a security if the employee has bought or sold that security within the prior thirty-day period.

- Employees may not undertake transaction intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.

-     Employees may not undertake short selling activities.

- Employees are required to disclose all transactions exempt from pre-clearance on the Annual Reporting Form.

- Employees are precluded from borrowing from clients, brokers or other sources for the purposes of acquiring shares, unless such arrangements are from lending institutions on strictly commercial terms available to the general public.

- Employees whose spouses or partners are employed by another regulated investment firm, although subject to that firm's code of ethics, are also required to comply with these rules. Any conflicts arising must be discussed and recorded by the Compliance Officer.
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PROCEDURES:

The Compliance Officer will review the trading records forwarded to WSP by the brokers executing transactions on behalf of WSP employees, records of transaction executed on behalf of WSP clients, and any other information he deems relevant for evidence of improper trading, including front running and trading on the basis of material nonpublic information. Dr. Lyall will review such information as it relates to the Compliance Officer. If either the Compliance Officer or Dr. Lyall believes that there has been a potential breach of regulations or WSP policies, he will report such information to the Compliance Committee and/or the Board of Directors. As directed by the Compliance Committee or the Board, either Dr. Lyall or the Compliance Officer will conduct such additional investigations as are appropriate and will report to the Compliance Committee or the Board the results of that investigation, along with a recommendation as to appropriate action. Dr. Lyall or the Compliance Officer will document this process.


E.    GIFTS, GRATUITIES AND CORPORATE HOSPITALITY

POLICY:

It is the policy of WSP that its employees may neither give nor accept anything of value (e.g. gifts, meals or travel expenses) where doing so could create the appearance that WSP is acting in anything other than the best interests of its clients. In general, WSP employees should not accept or give anything valued in excess of L100. This provision does not prohibit acceptance or provision of promotional items of nominal value, or acceptance of meals, refreshments or travel arrangements in the regular course of a meeting or other business related occasion.

PROCEDURES:

All hospitality accepted and gifts (apart from those of nominal value) given or received should be reported to the Compliance Officer with the name of the giver, description of the event or gift, estimated value, and circumstances of receipt, on the quarterly declaration sheets. Failure to do so will be recorded as a breach
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F.    OUTSIDE COMPENSATION

POLICY:

It is the policy of WSP that employees cannot receive compensation for any investment activity performed on behalf of any client that is performed outside the regular scope of that employees responsibilities, prior to receiving written consent from the Compliance Committee.

Portfolio managers or other Employees may not serve as a director of a company whose stock is included or eligible for inclusion in a client's portfolio


PROCEDURES:

All staff must report to the Compliance Officer, prior to acceptance, any prospective compensation received with the name of the giver and circumstances of receipt.

All employees are required in addition to pre-clear with the Compliance Officer any form of external employment to avoid conflicts or appearance of impropriety


G.    CONFIDENTIALITY

POLICY:

WSP is a private company. Due to the fiduciary nature of the company's business and to specific conditions imposed by a number of clients, all personnel are required to treat all aspects of the company's affairs in the strictest confidence.

This confidence is in no way restricted by passage of time and it extends to all the affairs of the company, its financiers, personnel, all client identities and affairs, portfolio and performance and to its research and decision making process, all of which are considered proprietorial to WSP.

PROCEDURES:

By signing that you have received a copy of the compliance manual all IMRO registered staff are subject to the above clauses. All remaining staff will be expected to sign a confidentiality clause similar to the above. These will be retained by the Compliance Officer